Exhibit 3.1

AMENDMENT TO AMENDED AND RESTATED BYLAWS
OF
EVANS & SUTHERLAND COMPUTER CORPORATION
a Utah corporation

The undersigned, being the duly elected and acting Secretary of Evans & Sutherland Computer Corporation, a Utah corporation (the “Corporation”), does hereby certify that:

1.           The Board of Directors of the Corporation, at a duly convened meeting of the Board of Directors of the Corporation, approved and adopted the following amendment to the Bylaws of the Corporation effective as of November 12, 2015:

Article III, Section 3.02 of the Amended and Restated Bylaws of Evans & Sutherland Computer Corporation is hereby amended and restated in its entirety as follows:

“Section 3.02. Number, Tenure and Qualifications. Unless otherwise specifically provided in the articles of incorporation, and subject to the provisions of the Act, the number of directors of the corporation shall be not less than 3 nor more than 11. The exact number of directors shall be 6, until changed, within the limits specified above, by a resolution duly adopted by the board of directors or the shareholders.

As provided in the articles of incorporation, the board of directors shall be divided into three classes, designated Class I, Class II and Class III. Each class of directors shall serve for a staggered three-year term. However, a director whose term expires shall continue to serve until such director's successor shall have been elected and qualified or until there is a decrease in the authorized number of directors. No decrease in the authorized number of directors shall have the effect of shortening the term of any incumbent director.

If the articles of incorporation authorize dividing the shares into classes or series, the articles of incorporation may also authorize the election of all or a specified number or portion of directors by the holders of one or more authorized classes or series of shares, as provided in Section 804 of the Act. A class or series of shares entitled to elect one or more directors is a separate voting group for purposes of the election of directors.”

2.           All other provisions of the Amended and Restated Bylaws of the Corporation remain unchanged and are in full force and effect.

IN WITNESS WHEREOF, I have hereunto subscribed my name this 12th day of November, 2015.

/s/ Paul L. Dailey
Paul L. Dailey
Secretary